EXHIBIT 2.2
                                                           -------------

                 PLAN IMPLEMENTATION AGREEMENT

          This Plan Implementation Agreement (this "Agreement") is made and entered into as of July 12, 1996, by and among Sun World International, Inc., a Delaware corporation ("SWII"), Sun World, Inc., a Delaware corporation ("Sun World"), Coachella Growers, a California non-profit agricultural cooperative ("Coachella"), and Sun Desert, Inc., a Delaware corporation ("Sun Desert") (collectively, the "Debtors"), and Cadiz Land Company, Inc., a Delaware corporation ("Cadiz").

                            RECITALS

     A.   On October 3, 1994 (the "SWII Petition Date"), SWII and Sun
World filed for protection under Chapter 11 of the United States
Bankruptcy Code.  On December 13, 1994, Sun Desert, AAI Services,
Inc., a wholly owned subsidiary of Sun Desert ("AAI"), and Coachella filed for protection under Chapter 11 of the United States Bankruptcy
Code ("Chapter 11"). The filings of SWII, Sun World, Sun Desert, AAI, and Coachella have been administratively consolidated (Case No. SB 94-23212 DN, U.S.B.C., C.D. Cal.) (the "Case").

     B. The Debtors have filed a plan of reorganization entitled the Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996, a copy of which is attached hereto as Exhibit A (as the same may be further amended, restated, modified or supplemented, the "Plan"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them under the Plan.

     C. Pursuant to the Plan, the parties hereto desire that, as of the Effective Date, each of the following events occur concurrently therewith, assuming all other conditions set forth in or required to be satisfied pursuant to the Plan have been satisfied: (i) SWII merge into and with Sun World, with Sun World being the surviving corporation, (ii) Sun World, as the surviving corporation, be renamed "Sun World International, Inc." (the "Successor Sun World"), (iii) Cadiz offer to purchase all of the capital stock of Successor Sun World, issued and outstanding as of the Effective Date, and (iv) Cadiz purchase all of the capital stock of Successor Sun World tendered by the holders of any such capital stock (with any outstanding capital stock not so tendered being immediately cancelled (the "Cancellation") and thereafter representing only the right to receive certain distributions to which the holder is entitled under the Plan in respect of such securities), such that immediately following such purchase and sale (and Cancellation, if applicable), Cadiz will own 100% of the issued and outstanding capital stock of Successor Sun World. On and after the Effective Date, Successor Sun World shall be referred to as Reorganized Sun World, as contemplated by the Plan.

     D. This Agreement is the Plan Implementation Agreement referred to in the Plan.

          NOW, THEREFORE, in consideration of the promises, covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                           AGREEMENT

     1.   COVENANTS OF CADIZ.

          (a) PERFORMANCE OF THE PLAN. Cadiz hereby agrees to use its best efforts to take all actions which are necessary or desirable to perform the terms of the Plan and/or have the terms of the Plan performed, pursuant to the terms therein, including, without limitation, (i) purchasing from the holders thereof (the "Common Holders") all of the common stock of Successor Sun World, par value $1.00 per share, issued and outstanding as of the Effective Date (the "New Common Stock"), (ii) purchasing from the holders thereof (the "Preferred Holders") all of the Series I preferred stock of Successor Sun World, par value $300.00 per share, issued and outstanding as of the Effective Date (the "New Preferred Stock"), in either case pursuant to the terms of those certain stock purchase agreements, in substantially the forms attached hereto as Exhibit B-1 and Exhibit B-2, (iii) making all payments in full to the Common Holders, the Preferred Holders and the holders of any shares of capital stock which were cancelled, as required under the Plan (including without limitation, pursuant to Section C.5 of Article IV of the Plan), and (iv) if Cadiz does not purchase any shares of the New Common Stock or New Preferred Stock pursuant to (i) or (ii) above, purchasing one or more newly issued shares of capital stock of Successor Sun World at an aggregate purchase price of $3,000,000.

          (b) FULFILLMENT OF CONDITIONS AND COVENANTS. Cadiz shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to Cadiz as set forth in this Agreement or made applicable pursuant to the Plan and shall promptly do all acts and take all such steps necessary or desirable to enable Cadiz to perform as early as possible the obligations herein and therein provided.

          (c) SUPPORT FOR PLAN. Cadiz shall support confirmation of the Plan and shall take all steps reasonable or desirable to assist the Debtors in securing confirmation of the Plan.

          (d) IMPLEMENTATION OF PLAN. Cadiz shall take any and all actions necessary or desirable to implement the Plan, including without limitation, those actions required by Article VIII of the Plan (including without limitation, Cadiz' obligation to fund, from its own sources, (i) the Equity Cash Payment (pursuant to Section C.5 of Article IV of the Plan), (ii) the Hancock Cash Payment, the Credit Agricole Cash Payment, and the additional $2,000,000 Cash payment to Credit Agricole in consideration of the Released Claims (as further described in Section B.2 of Article IV of the Plan), (iii) the $15,000,000 deposit into the Unsecured Claims Reserve Account and all further amounts required by the Plan to satisfy Allowed Unsecured Claims, (iv) the amounts required to pay Allowed Class 6 Claims and (v) $15,000,000 as a Capital Contribution for Reorganized Sun World's working capital purposes), and will not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to Cadiz as set forth in the Plan.

          (e) EXPENSES OF AAI. Reorganized Sun World shall pay all expenses of administration arising out of AAI's Chapter 11 case that are incurred after the Effective Date.


     2.   COVENANTS OF DEBTORS.

          (a) PERFORMANCE OF THE PLAN. Each Debtor hereby agrees to use its best efforts to take all actions which are necessary or desirable to perform the terms of the Plan and/or have the terms of the Plan performed, pursuant to the terms therein, including, without limitation, (i) causing SWII to merge with and into Sun World, with Sun World as the surviving corporation, and
     (ii) causing Sun World, as the surviving corporation, to be renamed "Sun World International, Inc."

          (b) FULFILLMENT OF CONDITIONS AND COVENANTS. The Debtors shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to the Debtors as set forth in this Agreement or made applicable pursuant to the Plan and shall promptly do all acts and take all such steps necessary or desirable to enable the Debtors to perform as early as possible the obligations herein and therein provided.

          (c) SUPPORT FOR PLAN. Pursuant to the terms therein, the Debtors shall support confirmation of the Plan and shall take all steps reasonable or desirable to assist Cadiz in securing confirmation of the Plan.

     3. REPRESENTATIONS AND WARRANTIES OF CADIZ. Cadiz hereby represents and warrants to the Debtors that, as of the date hereof:

          (a) ORGANIZATION. Cadiz has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          (b) AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action of Cadiz, and this Agreement and any related documents have been duly executed and delivered by Cadiz.

          (c) ENFORCEABILITY. This Agreement (including exhibits) constitutes the legal, valid and binding obligation of Cadiz, enforceable against Cadiz in accordance with its terms.

          (d) NO VIOLATION. The execution and delivery of this Agreement and the performance of the terms hereunder do not: (i) violate any statute, rule or regulation applicable to Cadiz, (ii) violate the provisions of the Certificate of Incorporation or Bylaws of Cadiz, or (iii) result in the breach of or a default under any lease, contract, document, understanding, agreement or instrument affecting Cadiz or its assets, in any material respect, or require any consents, approvals, authorizations, registrations, declarations or filings by Cadiz under any statute, rule or regulation applicable to Cadiz, except as contemplated by the Plan.

     4. REPRESENTATIONS AND WARRANTIES OF THE DEBTORS. The Debtors hereby represent and warrant to Cadiz that, as of the date hereof:

          (a) AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Debtors, and this Agreement has been duly executed and delivered by the Debtors.

          (b)  ENFORCEABILITY.  Subject to Section 8 hereof, this
     Agreement constitutes a legal, valid and binding obligation of the Debtors, enforceable against the Debtors in accordance with its terms.

          (c) NO VIOLATION. The execution and delivery of this Agreement and the performance of the terms hereunder do not: (i) violate any statute, rule or regulation applicable to the Debtors, (ii) violate the provisions of the Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws of the Debtors, or (iii) result in the breach of or a default under any lease, contract, document, understanding, agreement or instrument affecting the Debtors or any of its assets, in any material respect, or require any consents, approvals, authorizations, registrations, declarations or filings by the Debtors under any statute, rule or regulation applicable to the Debtors, except as contemplated by the Plan.

     5. REMEDIES. The parties hereto hereby consent to the jurisdiction of the United States Bankruptcy Court for the Central District of California (or, such other court as may exercise jurisdiction over the Case or any part thereof) to enforce the terms of this Agreement, including entry of orders to compel one or all of the parties to perform in accordance with the terms hereof.

     6.   AGREEMENT TO THE PLAN.  Cadiz acknowledges and agrees that
(a) this Agreement is being executed pursuant to, and is subject in all respects to, the Plan, the terms and conditions of which are incorporated herein as if set forth fully herein, and (b) the execution of this Agreement by Cadiz is material inducement for the Debtors to sponsor the Plan. Cadiz is familiar with, and acknowledges and agrees to, all the terms, conditions and provisions of the Plan.

     7. THIRD PARTY BENEFICIARY. The parties hereto hereby agree that (a) AAI is a third party beneficiary of this Agreement with full rights to enforce this Agreement as if it were a party hereto and (b) AAI may rely upon the terms and provisions of Section 1(e) of this Agreement, which provision is entered into for the protection and benefit of AAI.

     8. COURT APPROVAL. The obligations of the Debtors hereunder shall be subject to the approval of the United States Bankruptcy
Court, Central District of California, which approval will be sought by the Debtors pursuant to the Plan.

     9.   MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement, together with all exhibits hereto, and all documents referred to herein (including the Plan), shall constitute the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. In any conflict between the terms and provisions of this Agreement and the terms and provisions of the Plan, the terms and provisions of the Plan shall govern.

          (b) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder. Any assignment or delegation in contravention of this Section shall be null and void.

          (c) COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

          (d) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e) NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four
     (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the last known address of such party or such other addresses as the parties may specify in writing.

          (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (g) AMENDMENT. This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties; provided, however, that no amendment may contain provisions in conflict with or inconsistent with the rights and obligations of the parties hereto under the Plan.

          (h) SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

          (i) FEES AND EXPENSES. Unless specifically provided to the contrary herein, each party agrees to bear its own expenses including, without limitation, attorneys' and accountants' fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

          (j) ATTORNEYS' FEES. Should any of Cadiz or the Debtors institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

          (k) FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Agreement and the intentions of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan Implementation Agreement to be duly executed as of the date first above written.

                         CADIZ LAND COMPANY, INC.,
                         a Delaware corporation

                         By: /s/ Keith Brackpool
                         ____________________________________________
                              Name: Keith Brackpool
                              Title: Chief Executive Officer

                         SUN WORLD INTERNATIONAL, INC.,
                         a Delaware corporation

                         By:  /s/ Richard Nevins
                         ____________________________________________
                              Name: Richard Nevins
                              Title: Chief Restructure Officer

                         SUN WORLD, INC.,
                         a Delaware corporation

                         By: /s/  Richard Nevins
                         ____________________________________________
                              Name: Richard Nevins
                              Title: Chief Restructure Officer

                         COACHELLA GROWERS,
                         a California non-profit agricultural cooperative

                         By: /s/  Richard Nevins
                         ____________________________________________
                              Name: Richard Nevins
                              Title: Chief Restructure Officer

                         SUN DESERT, INC.,
                         a Delaware corporation

                         By: /s/  Richard Nevins
                         ____________________________________________
                              Name: Richard Nevins
                              Title: Chief Restructure Officer








ACCEPTED AND AGREED:

AAI SERVICES, INC.,
a California corporation

By: /s/  Richard Nevins
____________________________________________
     Name: Richard Nevins
      Title: Chief Restructure Officer


                 PLAN IMPLEMENTATION AGREEMENT

                           EXHIBIT A

                              PLAN

                        Not to be attached.


                 PLAN IMPLEMENTATION AGREEMENT

                          EXHIBIT B-1

                    STOCK PURCHASE AGREEMENT

                        Not to be attached.


                 PLAN IMPLEMENTATION AGREEMENT

                          EXHIBIT B-2

                    STOCK PURCHASE AGREEMENT


                        Not to be attached.